[LETTERHEAD OF FORTUNE NATURAL RESOURCES CORPORATION]


November 3, 1998



Mr. Dewey A. Stringer, III
Petro-Guard Company, Inc.
Petro-Guard Production LLC
5858 Westheimer, Suite 400
Houston, TX 77057

Dear Dewey:

      This letter of intent is intended to set forth the understandings and agreements which have been reached between Fortune Natural Resources Corporation ("Fortune") and Dewey A. Stringer, III, Petro-Guard Company, Inc., and Petro-Guard Production LLC (the later two entities are hereinafter collectively referred to as "Petro-Guard") pursuant to which Petro-Guard and Fortune contemplate entering into a transaction, more fully discussed below, in which Petro-Guard and all its assets, subject to existing and disclosed liabilities, will be acquired through a merger with Fortune.

      Through our mutual discussions, we have agreed that in consideration for the acquisition of Petro-Guard and the assets owned individually by Mr. Stringer listed on Exhibit "A" hereto, Fortune will, at the closing of the transaction contemplated herein.

     1. Fortune will issue to the shareholders of record of common stock of Petro-Guard three million shares of the $.01 par value common stock of Fortune (the "Fortune Stock") in exchange for 100% of the ownership and voting rights of Petro-Guard and 100% of Mr. Stringer's interest in such other assets.

     2. The consideration payable by Fortune herein is conditional upon Mr. Stringer withdrawing no more than $2,000,000 in cash from Petro-Guard prior to closing this transaction.

     3. The Fortune Stock will be issued by Fortune pursuant to a private placement upon the approval of this transaction by the board of directors of Fortune.

     4. Upon closing, Fortune agrees to file a Registration Statement under the Securities Act of 1933 to register all shares issued.

     5. Prior to the closing of the transaction contemplated hereby, Mr. Stringer and John Jackson shall enter into "lock-up" agreements, whereby their ability to trade the Fortune Stock shall be restricted upon mutually-acceptable terms and for not more than two years. All such stock shall bear appropriate legend regarding the terms of the lock-up agreement.

     6. Additionally, Mr. Stringer will enter into a mutually acceptable voting agreement with Fortune, in a customary form, providing for him to vote a declining percentage of his shares in accordance with the directions of the board of directors of Fortune each year for five years.

Mr. Dewey Stringer
November 3, 1998
Page 2 of 3

      The parties hereto contemplate that, following their mutual approval of this letter, they will, in good faith, enter into a period of completing any final due diligence reviews and will commence the drafting and preparation of the documents, agreements and applications necessary for carrying out their mutual intent hereunder. Each party will bear and pay its costs and expenses which may be incurred in connection with this transaction and the preparation of the documents and agreements associated with it.

      The definitive merger agreement covering the transaction contemplated hereby will include standard forms of representations and warranties appropriate for transactions of a similar nature, including, but not limited to, disclosure of all material liabilities and good title to the assets of Petro-Guard.

      The parties contemplate that this transaction will also require the approval of the shareholders of Fortune pursuant to a proxy statement calling for a meeting of shareholders for the issuance of the Fortune Stock. Once such approval has been obtained, Fortune shall use its best efforts to promptly obtain a listing of the Fortune Shares on the American Stock Exchange.

      The parties contemplate that each will move forward in good faith toward conducting their respective remaining due diligence, preparing the definitive merger agreement and other necessary closing documents, and obtaining all necessary approvals. Upon approval of the transaction contemplated hereby by Fortune's board of directors, the parties will enter into a definitive merger agreement and associated closing documents. Immediately thereafter the transaction shall be closed and the Fortune Shares and other consideration shall be distributed to the shareholders of the Petro-Guard common stock. As quickly thereafter as possible, Fortune shall file the proposed registration statement referred to herein with the Securities and Exchange Commission and the listing agreement referred to herein with the American Stock Exchange.

      Each party agrees to maintain the confidentiality of any and all documentation, records, data, and all other information provided by one to the other in the course of completing the transaction contemplated hereby. Neither party shall disclose any portion of such information to any third party except for those individuals who have a need to know such information or with the express written consent of the other. Each party further agrees to disclose only such portion of such information to such of its employees, officers, directors, and consultants as are necessary to carry out such party's due diligence and to carry forward the transaction contemplated hereby. Each party agrees that it will neither use nor allow to be used any portion of information learned during the course hereof for any purpose other than the good-faith consideration and pursuit of this transaction.

      Petro-Guard recognizes that Fortune is publicly held and agrees to refrain from, and to instruct its owners, officers, directors, employees and consultants to refrain from, engaging in any transaction in the publicly-traded securities of Fortune. Each party further agrees that, considering Fortune is a publicly held corporation, an event may occur which would require Fortune to disclose information regarding the merger during the course of this transaction. The parties agree that, notwithstanding anything else contained herein to the contrary, Fortune may make such disclosure as is required under applicable law, rule, or regulation. Should Fortune determine that it is required to make such a disclosure, it agrees to use its best efforts to advise Petro-Guard thereof, including the matters requiring disclosure, prior to making such disclosure.

Mr. Dewey Stringer
November 3, 1998
Page 3 of 3


      The parties understand that the merger agreement will be the definitive agreement and hereby stipulate that this letter is not intended to be and shall not be construed as a binding agreement between the parties regarding the transaction contemplated hereby, except that this letter shall be binding with regard to the provisions concerning confidentiality, above. Except for such specific provisions, neither party hereto shall be bound to any of the terms or provisions herein set forth until the formal agreements reflecting this transaction are prepared and are duly approved by each party's respective board of directors and shareholders, as necessary. The parties will each continue to operate their business and operations from the date hereof through the closing of the transaction contemplated hereby in a reasonable and prudent manner and that there is no other material adverse loss or decline in the value, use, or contemplated benefit of their respective assets or any portion thereof.

      If this letter correctly sets forth our discussions to date, please date, sign, and return one copy of it to the undersigned immediately.

Very truly yours,


/s/ Tyrone J. Fairbanks
---------------------------------
Tyrone J. Fairbanks
President and CEO

TJF:mjk



AGREED AND ACCEPTED
this 4th day of November, 1998


DEWEY A. STRINGER, III


By: /s/ Dewey A. Stringer, III
---------------------------------



PETRO-GUARD COMPANY, INC.


By: /s/ Dewey A. Stringer, III
---------------------------------


PETRO-GUARD PRODUCTION LLC


By: /s/ Dewey A. Stringer, III
---------------------------------